Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K, BECAUSE THE REGISTRANT HAS DETERMINED THAT THE OMITTED INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

Joint Development Agreement

(JDA)

PARTIES

(1)	PowerCo SE, a European public limited liability company, established under the laws of Europe, registered at the Commercial Register of Braunschweig under number HRB 209737, having a place of business at Industriestraße Nord, 38239 Salzgitter, Germany (hereinafter referred to as "PowerCo")

and

(2)	Factorial Inc., a U.S. corporation established under the laws of the State of Delaware, registered with the Delaware Division of Corporations, having a principal place of business at 805 Middlesex Turnpike, Billerica MA 01821 , United States (hereinafter referred to as “Factorial”).

(PowerCo and Factorial each referred to as a “Party” or collectively as the “Parties”)

BACKGROUND

Factorial is a U.S.-based battery technology company pioneering solid-state battery innovations for electric vehicles (EVs) and other critical applications.

PowerCo is in the business of, among other things, producing and selling battery cells for use in electric vehicles and non-electric vehicle products, e.g. energy storage systems. PowerCo was founded by Volkswagen AG in order to bundle Volkswagen Group's worldwide in-house battery activities.

The Parties have entered into an MOU and intend to enter into a joint development agreement. The Parties want to start with an initial project scope for a technology demonstrator and have the common goal to further develop and potentially industrialize the technology, if successful.

In order to facilitate the development of all solid state battery (ASSB) and to investigate Factorial's Solstice technology in battery system for field tests, the Parties agree on the following in this Joint Development Agreement (the "Agreement"):

1	INTERPRETATION

The following definitions and rules of interpretation apply in this Agreement.

1.1.Definitions

Acceptance: the written confirmation by the Steering Committee that a Milestone has been reached.

Affiliate: in relation to a Party, any entity that directly or indirectly controls, is controlled by, or is under common control with that Party from time to time.

Applicable Data Protection Laws: means the law of the European Union or any member state of the European Union, which relates to the protection of personal data.

Applicable Laws: all applicable laws, statutes, regulations and codes from time to time in force.

Background Intellectual Property: shall have the meaning given in Clause 5.2.

Business Day: a day, other than a Saturday, Sunday or public holiday in Germany or United States of America, when banks in Frankfurt am Main and Woburn, Massachusetts, are open for business.

Business Hours: the period from 9.00 am to 5.00 pm on any Business Day in Germany and the United States of America, when banks in Frankfurt am Main and Woburn, Massachusetts, are open for business,

Confidentiality Agreement: the confidentiality agreements entered by and between the Parties dated [***] as amended from time to time.

Control: the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company, and "controls", "controlled" and the expression "Change of Control" shall be construed accordingly.

Deliverables: any outputs of the works provided by a Party to another Party in accordance with the Milestones.

Effective Date: the date on which this Agreement has been duly signed by all the Parties.

Export Control Law: applicable national and international export control law, including legislation related to foreign trade and Sanctions.

Final Reports: a report to be compiled and delivered by Factorial upon completion of all Milestones and explaining all Deliverables.

Force Majeure Event: shall have the meaning given in Clause 15.1.

Foreground Intellectual Property: shall have the meaning given in Clause 5.1.1.

Good Industry Practice: the exercise of that degree of skill, care, prudence, efficiency, foresight and timeliness as would be expected from a leading company within the relevant industry or business sector.

Intellectual Property/lntellectual Property Rights: patents, utility models, rights to inventions, copyright and related rights, rights in computer software, database rights,

rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world. Moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, and rights in designs shall not be covered by this term.

Milestones: The events, tasks, and Deliverables agreed between the Parties and described in Schedule 2, and assigned to each Party, together with the dates associated with such events, tasks, and Deliverables.

Milestone Payments: any payments due upon achievement of specific Milestones, as outlined in Schedule 2.

Personal Data: any personal data which a Party processes in connection with this Agreement, in the capacity of a processor on behalf of another Party or any personal data which a Party processes in connection with this Agreement, in the capacity of a controller.

PowerCo Materials: all documents, information, items and materials in any form (whether owned by PowerCo or a third party), which are provided by PowerCo to Factorial in connection with the works.

Project: the joint development activities to be carried out by the Parties under this Agreement, including without limitation the research, design, development, testing, and evaluation, as further described in Schedule 2. The Project includes all related tasks, Deliverables, Milestones, timelines, and responsibilities of each Party

Project Manager: the individual identified as such in Schedule 2 and Clause 2.5, or any replacement individual appointed by the Party pursuant to Clause 2.6, being the person responsible for managing the works as described under the Schedules and Appendixes of this Agreement on behalf of each Party.

Relevant Background Intellectual Property: Background Intellectual Property that is used within the Project and relevant for the purposes of further research and development and exploitation of the results of a joint development, or critical to the production of PowerCo.

R&D: research and development works.

Sanctions: sanctions, restrictions or embargoes administered by a Sanctions Authority.

Sanctions Authority: any governmental, intergovernmental or supranational body, agency, department, authority or organization with jurisdiction over the respective Party.

Sanctions List: any list of persons subject to Sanctions issued or maintained by a Sanctions Authority, in each case as amended, supplemented or substituted from time to time.

SOP: Start of Production, referring to the first serial production of the product jointly developed under this Agreement.

Taxes: any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) imposed by a government authority.

Term: the Initial Term together with any Renewal Term(s), if exercised.

Volkswagen: Volkswagen Aktiengesellschaft.

Volkswagen Group: Volkswagen and its Affiliates.

Withholding Tax: corporate income tax as well as solidarity surcharge

1.2.	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.
1.3.

A reference to legislation or a legislative provision is a reference to it as amended, extended or re-enacted from time to time. A reference to legislation or a legislative provision shall include all subordinate legislation made from time to time under that legislation or legislative provision.

1.4.	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.
1.5.	A reference to this Agreement or to any other agreement or document is a reference to this Agreement or such other agreement or document, in each case as varied or novated from time to time.
1.6.	Any reference to "including" means "including, without limitation". However, we note that "without limitation" has been used in various provisions in the draft.
2	THE PROJECT
2.1.

The Parties hereby acknowledge and agree that certain performance targets and technical parameters have been mutually established and are set forth in detail in Schedule 1 hereto (the "Specifications"), which forms an integral part of this Agreement. These Specifications represent preliminary performance targets based on current technology, and the Parties acknowledge that they may need to be adjusted by mutual agreement as the development progresses.

2.2.Schedule 2 ("Milestone Schedule") sets out details of the Project agreed between the Parties at the Effective Date.

2.3.	The Parties agree that Schedule 1 or 2 may be amended by mutual written agreement at any time.
2.4.

Each Party shall complete Milestones set forth in Schedule 2 or as otherwise agreed by the Parties by the dates set forth in Schedule 2. In general, without prejudice to the specific rights and obligations set forth under Clause 4 and to the extent reasonably possible, the Parties shall allocate resources, applying Good Industry Practice (including without limitation labor, materials, other equipment, and workspaces) to or for the Project.

2.5.

The Parties shall each appoint a Project Manager to assume overall responsibility for their respective roles and obligations under this Agreement. The Parties' respective Project Managers will be responsible for (among other things):

a)	coordinating all development work in respect of each Project, including overseeing the performance and quality thereof;
b)

arranging and attending (personally or by representative), at each Party's own cost, progress meetings and other meetings, at intervals and locations as agreed between the Parties from time to time, to discuss developments and seek to resolve any issues arising. The Parties' respective Project Managers shall use reasonable endeavors to resolve issues arising under this Agreement, but shall refer all problems which are outside their ordinary authority to appropriate members of the Parties' senior management;

c)	day-to-day liaison between the Parties;
d)	preparing and agreeing upon the Final Reports;
e)	other matters as may be agreed between the Parties from time to time.
2.6.	Either Party may replace its appointed Project Manager at any time on prior written notice to the other Party.
2.7.

Each Party shall permit the other Party's Project Manager (and other duly authorized representatives) such access to its premises at which any Project is being conducted as necessary and appropriate in relation to the Project taking into account any information security obligations in place at such premises. To help ensure smooth coordination, such visits shall be scheduled through prior written confirmation from both parties provided at least one (1) week in advance.

2.8.

Upon completion of all Milestones agreed with respect to the Project, the Parties shall jointly inspect and evaluate the work performed and shall jointly produce and sign a Final Report in respect of the Project, incorporating such details as may be agreed between the Parties from time to time. Upon request by PowerCo, Factorial shall produce separate reports for each Milestone after completion of such Milestone.

3	STEERING COMMITTEE
3.1.

Each Party will appoint two (2) representatives (who shall be employees of the applicable Party or an Affiliate) to a steering committee with responsibility for: (a) coordinating the overall activities of each Party's members of the Project and determining the allocation of specific tasks to achieve the Milestones; (b) monitoring the Project progress; and (c) making key decisions and discussing any issues relating to the Project (the "Steering Committee"). Either Party may reasonably object to the other Party's nominated representatives to the Steering Committee. Each Party's representatives on the Steering Committee shall be authorized to make decisions on behalf of such Party with respect to the day-to-day implementation and overall management of the Project (but not to amend this Agreement). Either Party may replace one or more of its representatives on the Steering Committee at any time by written notice to the other Party; provided, that the Steering Committee shall at all times be comprised of an equal number of PowerCo and Factorial representatives, unless otherwise agreed to by the Parties in writing.

3.2.	Steering Committee Meetings
3.2.1.

The Steering Committee shall meet at least once per quarter during the Term, unless otherwise agreed by both Parties. Meetings may be held in person or via telephone or videoconference as may be agreed by the Steering Committee members. The Parties shall be jointly responsible for convening meetings of the Steering Committee, agreeing the dates, times, and places of the meetings, and compiling and distributing relevant information, agendas, and other similar materials in advance of each such meeting. Meetings shall be held on at least five (5) Business Days' notice, except where all members of the Steering Committee agree otherwise. In the event of an issue of a serious nature arising in respect of any obligations relating to this Agreement, each Party shall have the right to convene an emergency meeting of the Steering Committee on no less than forty-eight (48) hours' notice to the members thereof. Each Party shall ensure that its Steering Committee representatives (or their alternatives) are available at reasonable times and on reasonable notice in accordance with this Clause 3.2.1. Steering Committee meetings shall only be held if an equal number of representatives from each Party are in attendance (including virtually), unless waived by the Party represented by fewer representatives.

3.2.2.

Except as expressly set forth in this Clause 3.2.2, all decisions made by the Steering Committee shall require at least one vote from each Party's member of the full Steering Committee to be effective; provided that the Steering Committee shall operate in good faith and shall not unreasonably delay progress under this Agreement; and provided, further, that the Steering Committee shall not have the authority to increase PowerCo's payment obligations under this Agreement unless both of PowerCo's representatives agree to do so. If the Steering Committee cannot reach a unanimous decision on any matter within its remit, either Party may escalate the matter via the Escalation Process. If the matter is not resolved pursuant to the Escalation Process, then: (i) solely to the extent the matter relates to areas stated in the Milestone Schedule as being within Factorial's exclusive remit, Factorial's representatives on the Steering Committee shall ultimately have the right to make a final decision with respect to such matter provided that both of Factorial's representatives agree on such decision; and (ii) solely to the extent the matter relates to the areas stated in the Milestone Schedule as being within PowerCo's exclusive remit, PowerCo's representatives on the Steering Committee shall ultimately have the right to make a final decision with respect to such matter provided that both of PowerCo's representatives agree on such decision.

3.2.3.

The Steering Committee shall keep detailed minutes of all meetings. The Parties shall be responsible for preparing the minutes of the meetings on a rotating basis, unless otherwise agreed by both Parties. The minutes shall be signed (or approved in writing, including email) by a PowerCo representative and a Factorial representative in order to be effective. The preparation, signing, and approval of the minutes shall be made within five (5) Business Days after the meeting, and the minutes shall immediately thereafter be distributed to the members of the Steering Committee by a representative of the Party responsible for preparing such minutes.

4	PROJECT BUDGET
4.1.

Except as stated in Schedule 2 (Milestone Schedule) or otherwise agreed in this Agreement, each Party shall be responsible for its own project activities and consequently its own cost incurred in connection with the Project, including all labor cost.

4.2.	Notwithstanding the foregoing, PowerCo agrees to make payments to Factorial in accordance with the Milestone Schedule. The Parties have agreed on the following maximum budget:

USD 8.4 million

4.3.

Upon completion of Factorial's work for each applicable Milestone, Factorial will invoice, and PowerCo will pay within thirty (30) days after receipt of an invoice to Factorial. For clarity, payments are not due until Factorial's work for the applicable Milestone is completed and the Steering Committee provides Acceptance. For the avoidance of doubt, Acceptance of a Milestones requires in all cases the consent of at least one PowerCo representative and PowerCo shall not be required to make any prepayments. Acceptance may not be unreasonably withheld

4.4.

Amounts are generally understood as net amounts. The Parties agree that the supply of products is tax-exempt for VAT purposes as tax-free export supplies. Therefore, as at the date of this Agreement, no VAT will be charged to PowerCo. In case there will be changes to applicable VAT laws, the Parties shall discuss in good faith how to treat such changes in accordance with the jointly acknowledged principle that VAT shall be neutral as between the Parties.

4.5.

When services are subject to withholding tax, PowerCo shall be entitled to deduct income tax (corporate income tax as well as solidarity surcharge, hereinafter collectively the "Withholding Tax") at the applicable statutory rate and pay such amount to the German tax authorities from any payment, unless PowerCo is provided with a certificate of exemption (Freistel/ungsbescheinigung) by Factorial of such payment before PowerCo executes the respective payment, certifying that PowerCo may reduce or refrain from withholding any Withholding Tax. If Factorial does not provide an applicable exemption certificate to PowerCo, PowerCo is entitled to deduct Withholding Tax irrespective of the provisions of a double tax treaty or domestic tax law even if Factorial takes the position that the respective payment is not subject to Withholding Tax.

4.6.

PowerCo shall co-operate with Factorial to obtain an exemption certificate or similar document required by the tax authorities in a reasonable manner to relieve Factorial from the withholding obligation and/or to refund any taxes already withheld by Factorial on PowerCo's behalf.

4.7.	If PowerCo did not deduct Withholding Tax and Withholding Tax will be levied by the tax authorities retroactively, Factorial commits to apply for a refund of Withholding Tax at the responsible tax office and will immediately refund the Withholding Tax amount to PowerCo.

5	INTELLECTUAL PROPERTY RIGHTS AND EXPLOITATION
5.1.	Foreground Intellectual Property
5.1.1.

In relation to the Deliverables and to the extent legally permissible all Intellectual Property that arises or is obtained, generated or otherwise created in performing the works as described under the Schedules and Appendixes of this Agreement is considered Foreground Intellectual Property.

5.1.2.	Foreground Intellectual Property in or related to [***] shall be solely owned by Factorial ("Factorial FIP”)
5.1.3.	Foreground Intellectual Property in or related to the [***] shall be solely owned by PowerCo ("PowerCo FIP").
5.1.4.

Foreground Intellectual Property in or regarding the [***] but excluding Factual FIP (see 5.1.2) and PowerCo FIP (see 5.1 .3) shall be jointly owned by PowerCo and Factorial in equal and undivided shares ("Joint FIP").

5.1.5.

Each Party shall promptly inform the other party in writing (e-mail is acceptable) of any potentially patentable invention or other protectable Foreground Intellectual Property it creates under, or in the performance of, this Agreement. Such notification shall occur without undue delay from the date on which the inventing Party becomes aware of the invention's existence.

5.1.6.	The Parties agree to provide all reasonable assistance, information, and support to one another to secure and maintain applicable intellectual property rights in the relevant jurisdictions.
5.1.7.

If any Joint FIP is registrable, either Party may file and prosecute applications for registration on behalf of the Parties and in their joint names, with prior written notice to the other Party. The party shall be responsible for the maintenance and renewal of any such registrations, subject to the other party's co-operating in the provision of all necessary assistance, information and instructions and bearing an equal proportion of any fees and costs, including reasonable and documented out-of-pocket agents and lawyers' fees, in relation to such registrations.

5.1.8.

If Joint FIP is registrable and a Party despite its election to obtain a patent on it, however then fails or elects not to (i) obtain a patent on it in any jurisdiction, (ii) continue the prosecution of any patent application covering such Foreground Intellectual Property, or (iii) maintain any issued patent covering such Foreground Intellectual Property, in each case the other Party shall, at its sole cost and expense, be free to file, maintain and prosecute patents and applications for registration on its own behalf and the Party shall sign all documents necessary to give effect to this Clause.

5.1.9.

Neither Party shall amend or abandon any issued patent or registration in respect of which the Parties jointly own without the other Party's written consent (provided that if a Party chooses to abandon any issued patent and the other Party chooses to maintain such patent, then the Party abandoning such patent shall assign its ownership interest in such patent to the Party maintaining such patent).

5.1.10.	PowerCo shall consult with the other Party at reasonable intervals concerning the application for and maintenance of such registration.
5.1.11.	Any compensation payable for a Party's employee inventions shall be borne by the respective Party.
5.2.	Background Intellectual Property
5.2.1.

The Parties agree that all information, techniques, know-how, software, materials (regardless of the form or medium in which they are disclosed or stored) and Intellectual Property Rights owned or licensed to the Parties before the effective date of this Agreement (and may be sublicensed by one Party to the other Party) and the Intellectual Property Rights owned or developed by the Parties independently from the performance of this Agreement excluding any Foreground Intellectual Property ("Background Intellectual Property"), shall remain in the possession of the respective Party and the ownership of the Background Intellectual Property shall not be transferred by the execution of this Agreement.

5.2.2.

In the course of the cooperation under this Agreement the Parties shall jointly identify any Background Intellectual Property necessary for the continued use, commercialization, or development of Foreground Intellectual Property.

5.3.	Use and exploitation:
5.3.1.

Each Party is free to use the Joint FIP (5.1.4) wherein such use includes but is not limited to i) the exploitation by the Parties jointly or one Party individually in the area of both, further research and development and serial productions without obtaining consent from, paying a financial compensation, or otherwise accounting to, the other Party, and/or ii) the grant of non-exclusive licenses to any third party other than the Parties without obtaining consent from, paying a financial compensation, or otherwise accounting to, the other Party. At no time one Party may request a financial compensation for the other Party's use of the Joint FIP.

5.3.2.	Each Party may make internal use of the Background Intellectual Property of the other party wherein such use is limited for the purpose and duration of this

Agreement without obtaining consent from, paying a financial compensation, or otherwise accounting to, the other Party.

5.4.

During [***] (“Exclusivity Period”), Factorial shall not without PowerCo's prior written consent, use the Joint FIP commercially regarding any projects that compete with the specific subject matter of the Project as defined in Clause 2.1. For the avoidance of doubt, any non-commercial use (e.g. for research purposes) shall be permitted at all times. This exclusivity obligation shall apply worldwide and in relation to projects and activities [***]. The Parties shall abide by all relevant and applicable legal requirements in their performance of this Agreement.

5.5.

Each Party shall take all reasonable steps to ensure that its Background IP and Deliverables do not infringe the Intellectual Property of a third party, including but not limited to conducting and evaluating a search for conflicting Industrial Property Rights of third parties in a professional manner and documenting the examination. A Party shall provide any other Party with the documentation in text form at the other Party's request. If a Party uses third party's software for which license fees have to be paid for, such a Party must declare this to the other Party in a proper way, or else such a Party shall be liable for all legal obligations occurred thereof (including the compensation for unauthorized use). If such third party's software is free of charge, such a Party shall still declare this in a proper way.

5.6.

Subject to Clause 2, each Party represents and guarantees that it will abide by all relevant and applicable legal requirements in its performance of this Agreement between the Parties. Each Party (the "Indemnifying Party") shall indemnify, defend and hold harmless the other Party (the "Indemnified Party") against all direct liabilities, claims, costs, losses, damages, and expenses incurred to the Indemnified Party directly and naturally arising from or directly and naturally related to any claim, suit or action brought against the Indemnified Party by a third party for infringement of such third party's copyright or patent by any materials or deliverables provided by the Indemnifying Party to the Indemnified Party under this Agreement between the Parties. The Indemnifying Party shall have primary control and authority over the defense and/or settlement of such a claim, provided that (i) the Indemnified Party shall have the right to participate in such defense at its own expense with counsel of its choice, and (ii) any settlement requiring admission of liability or imposing non-monetary obligations on the Indemnified Party shall require the Indemnified Party's prior written consent, suit or action, including the right, at its sole discretion to: (i) procure for the Indemnified Party the right to use the infringing materials, (ii) replace the infringing materials with a non-infringing, functionally equivalent one, (iii) suitably modify the infringing materials so that it is non-infringing, or (iv) accept return of the infringing materials and refund a pro-rata portion [***] of any fees paid by the Indemnified Party to the Indemnifying Party with respect to such materials. The Indemnifying Party shall be obligated to give the Indemnified Party prompt written notice of, and the Parties shall cooperate in, the defense of any claim, suit or action, including appeals and negotiation. The indemnity shall not extend to any claim of infringement to the extent resulting from: (i) the Indemnified Party's specifications, (ii) modification of the materials unless made by the

Indemnifying Party, (iii) use or incorporation of the materials in a manner for which they were not designed; or (iv) use or combination of the materials with items not provided by the Indemnifying Party.

6	FURTHER RESEARCH & DEVELOPMENT AND POTENTIAL SUPPLY
6.1.

Subject to PowerCo determining (in its sole discretion) that Factorial's technology meets PowerCo's specifications and supply requirements, the Parties [***]. Any such further research and development as well as any supply by Factorial shall be governed by further agreements to be mutually agreed by the Parties, each acting reasonably and in good faith

6.2.	The provisions concluded in this Agreement are without prejudice to any potential future agreements between the Parties.
6.3.

The payments of PowerCo based on this Agreement shall reduce [***] in case of a commercialization based on the deliverables of this Agreement at a rate of [***]. For a period of [***] following completion of the last Milestone as described in Schedule 2 ("Negotiation Exclusivity Period"), Factorial shall negotiate exclusively with PowerCo regarding the above-mentioned further research and potential industrialization. During the Negotiation Exclusivity Period, Factorial shall not, directly or indirectly, enter into negotiations, discussions or contractual arrangements with any third party concerning the further development, industrialization, commercialization or exploitation of the Product or any related know-how or intellectual property derived from this Agreement ([***]).

7	CUSTOMS
7.1.

Factorial shall be responsible for export clearance in the United States of America and shall ensure that each export of material to PowerCo under this Agreement is declared in accordance with the applicable laws. Delivery term will be delivered to PowerCo facility in Salzgitter or any other facility as determined by PowerCo and in accordance with the DAP Incoterms 2020.

7.2.

Factorial shall be responsible for providing all licenses and making all payments (including, for the avoidance of doubt, any export duties, if applicable) that are required for the export of material to PowerCo under this Agreement in respect of each delivery.

7.3.	PowerCo shall only be responsible for importation and customs clearance in the European Union.
7.4.

For customs purposes, Factorial shall issue a pro forma invoice to PowerCo that states the actual DAP value of any material sent to PowerCo under this Agreement so that import customs clearance can be conducted correctly.

7.5.	Factorial shall:
(a)	issue to PowerCo a certificate of origin in respect of each delivery of material sent to PowerCo under this Agreement;

(b)	upon PowerCo's request, ensure that PowerCo is provided as soon as possible with all information that may be required to determine import duties in the European Union; and
(c)	upon PowerCo's request, support PowerCo with all information necessary in case of audits by governmental authorities.
7.6.

Regardless from the provisions under Clauses 7.1 . to 7.5., Factorial shall be responsible for import customs clearance in United States of America in case material from, PowerCo or one of PowerCo's (potential) suppliers is delivered to Factorial, e.g. for testing purposes. Factorial ensures an efficient import organization that allows for short-term notice deliveries. PowerCo shall pay Factorial Duty payments associated with these imports into the United States of America within thirty (30) days from the receipt of Factorial's notice of Duty payment, and reimburse Factorial any further Duty payments made by Factorial for the clearance.

8	CONFIDENTIALITY & PUBLIC ANNOUNCEMENTS
8.1.

The Parties agree that (i) this Agreement, its existence or terms and conditions, (ii) the discussions taking place between the Parties with respect thereto or (iii) any information that either PowerCo or Factorial receive from the respective other side relating to the Project are covered by the Confidentiality Agreement.

8.2.

No Party shall make, or permit any person to make, any public announcement concerning the existence, subject matter or terms of this Agreement, the collaboration on the Project contemplated or any information exchanged in relation thereto, or the relationship between the Parties, without the prior written consent of all other Parties both as to the content and timing thereof, except as required by law, any governmental or regulatory authority (including, without limitation, any relevant securities exchange), any court or other authority of competent jurisdiction.

9	WARRANTIES
9.1.	Each Party represents and warrants to its best knowledge [on the Effective Date]:
(a)

it has full power and authority to carry out the actions contemplated under this Agreement, and that its entry into and — subject to the other Parties' compliance with Clause 11.1 — performance under the terms of this Agreement will not infringe the rights of any third party or cause it to be in breach of any obligations to a third party;

(b)	it will perform the Project in a professional manner with reasonable skill and care, using qualified personnel, and will use reasonable endeavors to achieve the objectives of the Project;
(c)

all information, data and materials provided by it to the other Parties pursuant to this Agreement will be, to the best of its knowledge, accurate and complete in all material respects, and it is entitled to provide the same to the other without recourse to any third party;

(d)	without limitation to the foregoing, its and the other Parties' use of the Relevant Background Intellectual Property does not, so far as it is aware, infringe the rights of any third party;
(e)

no third party has threatened or, to the best of its knowledge, is currently threatening proceedings in respect of such infringement, and none of its Relevant Background Intellectual Property is the subject of any actual or, to the best of its knowledge, threatened challenge, opposition or revocation proceedings.

10	TERM AND TERMINATION
10.1.	This Agreement shall commence on the Effective Date and shall remain in force for fifteen (15) months (the "Term"), unless terminated earlier in accordance with this Agreement.
10.2.

Either Party shall be entitled to terminate this Agreement at any time (Terminating Party), by notice in writing to the other Party (Defaulting Party) if the breach is irremediable or, if remediable, is not remedied by the Defaulting Party within thirty (30) days of being requested to do so by the Terminating Party, if:

(a)	the Defaulting Party is in material breach of this Agreement;
(b)

the Defaulting Party (i) becomes insolvent or is unable to pay or admits in writing its inability to pay its debts as they become due; (iii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; or (iv) applies for or has appointed a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c)	the Defaulting Party commits a willful or gross negligently breach of any of its confidentiality obligations under Clause 8;
(d)

the Defaulting Party is in breach of Clause 13 ("Export Control and Sanctions") or continued dealings in relation to this Agreement would risk the Terminating Party being in breach of applicable Export Control Laws;

10.3.

Either Party shall be entitled to terminate this Agreement immediately and at any time by notice in writing to the other Party if the other Party fails to satisfy agreed Milestones in respect of the Project by their agreed Milestone dates as set out in Schedule 2 and the other Party is not able to cure this failure within 60 days from a corresponding notice by the Terminating Party.

10.4.

Termination in accordance with this Clause 10 shall be without prejudice to the rights of the Parties accrued at the date of termination and without prejudice to any other licenses granted by the Defaulting Party to the Terminating Party, which shall remain in full force and effect in accordance with their terms.

10.5.

On termination of any licenses granted under this Agreement in accordance with this Clause 10 each Party shall immediately destroy (and provide a written statement of their destruction) or, at the request of the other Party, return all information and materials belonging to the other Party in its or its contractors' possession, custody or control, including all Confidential Information of the other Party relating to such licenses with the exception, in the case of the Terminating Party, of such information and materials belonging to the Defaulting Party as are reasonably required by the Terminating Party to enjoy the benefit of any continuing licenses granted to it under this Agreement, and shall not retain any copies of the same with the exception of automatic technical backups and legal/statutory requirements.

11	THIRD PARTY RIGHTS
11.1.

Each Party shall immediately give written notice to the other Parties of any challenge to any Party's Intellectual Property rights related to this Agreement by a third party which comes to its knowledge.

12	COMPLIANCE WITH LAWS
12.1.	Code of Conduct: Factorial shall, and shall ensure that its Affiliates, comply at all times with the PowerCo Code of Conduct for Business Partners as attached in Schedule 3.
12.2.

Compliance with laws and regulations: In performing their respective obligations under this Agreement, each Party shall and shall ensure that it and its Affiliates comply with all applicable laws, statutes and regulations, including but not limited to Anti-Bribery Laws, Anti-Money Laundering Laws, obligations under the German Supply Chain Due Diligence Act and the EU battery regulation 2023/1542.

12.3.

Human Rights: Each Party and its Affiliates shall act consistently with the fundamental principles defined and protected by the Universal Declaration of Human Rights, by the fundamental principle of the International Labor Organization, and in particular with rules relating to the prohibition of forced labor, child labor and human trafficking. In any event, where national legislation is less protective, internationally recognized human rights instruments shall prevail.

12.4.

Supplier Management: Each Party and its Affiliates shall make sure they have established processes which guarantee appropriate checks and monitoring of suppliers in regards but not limited to compliance with laws according to Clause 12.2 of this Agreement and in regard to but not limited to Human Rights according to Clause 12.3 of this Agreement.

12.5.

Indemnification: Each Party shall defend, indemnify and hold harmless the other Party, its Affiliates, and the respective officers, directors, employees, contractors and agents of any of the foregoing (collectively, the "Indemnified Party"), at the indemnifying Party's own expense, against any and all direct losses, damages, and expenses of whatever form or nature, including without limitation reasonable attorneys' fees and other costs of legal defense, incurred by any Indemnified Party in connection with a third party claim, action, or other proceeding against any such Indemnified Party as a result of a material breach by the indemnifying Party of this Clause 12.

12.6.	Termination: PowerCo may terminate this Agreement by giving thirty (30) days' prior written notice to Factorial if Factorial commits a material breach of Clause 12.1 except that such termination shall not be effective if Factorial cures such breach during such thirty (30) day period.

12.7.

Sustainability Targets: PowerCo is committed to achieve certain sustainability targets (e.g. CO2 targets) on cell and corporate level, which are currently being developed. Thus PowerCo and Factorial commit to jointly review PowerCo sustainability targets as soon as available and take commercially reasonable measures to incorporate sustainability targets also in the development process.

13	EXPORT CONTROL AND SANCTIONS
13.1.	Each Party is responsible to comply with Export Control Law where it exports, reexports, transfers or otherwise makes available goods, software or technology or provides technical assistance.
13.2.	Neither Party shall be obligated to fulfil an obligation under this Agreement if the fulfilment of such an obligation is prevented by any impediments arising out of applicable Export Control Law.
13.3.

This Clause 13 is only valid under the condition that it does not result in a violation of or conflict with Article 5 of Council Regulation (EC) No 2271/96, Section 7 of the German Foreign Trade Ordinance (Außenwirtschaftsverordnung) or any similar applicable anti-boycott statute.

13.4.

Each Party will inform the other Party promptly when it exports, re-exports, transfers or otherwise makes available goods, software or technology or provides technical assistance to the other Party which is controlled under applicable Export Control Laws. In such cases, the exporting Party shall provide to the receiving Party the respective export control classification (e.g. for US: ECCN) and shall inform the receiving Party of any changes thereto.

13.5.

If a Party requires an export license for any transaction under this Agreement, it shall obtain the necessary license beforehand. Upon request, the other Party will furnish the exporting Party with the information and documents necessary to apply for a license.

13.6.

All critical information regarding export control matters requested by PowerCo under this Agreement shall be sent from Factorial to [***]. All critical information regarding export control matters requested by Factorial under this Agreement shall be sent from PowerCo to the Factorial contacts listed in Clause 18 “Notices”).

13.7.	Each Party represents and warrants as at the date of this Agreement and throughout its duration that:
(a)

Neither such Party nor any of its Subsidiaries (collectively, as to each Party, the "Company") or directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the subject matter of this Agreement, is an individual or entity ("Person") that is, or is 50% (fifty percent) or more owned or controlled, directly or indirectly, by a Person (or Persons) that is, subject of any Sanctions ("Sanctioned Person");

(b)	No Sanctioned Person has any beneficial or other property interest in this Agreement nor will have any participation in or derive any other financial or economic benefit from this Agreement.
(c)	Should any representation made above change or be likely to change in the foreseeable future, each Party shall immediately inform the other Party in order to discuss in good faith further actions.
13.8.	Insofar as goods, software and/or technology are provided by one Party to the other within the framework of this Agreement the following shall apply:
13.8.1.

Neither Party shall provide, export or re-export, directly or indirectly, to the Russian Federation or for use in the Russian Federation any goods, software and/or technology provided under or in connection with this Agreement that fall under the scope of Article 12 g of Council Regulation (EU) No 833/2014.

13.8.2.

Each Party shall undertake its best efforts to ensure that the purpose of Clause 13.8.1. is not frustrated by any third parties further down the commercial chain, including by possible resellers and sub suppliers.

13.8.3.

Any material violation of Clauses 13.8 1. or 13.8.2. shall constitute a breach of this Agreement, and the non-breaching Party shall be entitled to seek appropriate remedies after providing written notice and a thirty (30) day cure period, including: (i) termination of this Agreement; and (ii) the right to claim direct costs arising from such breach against the breaching Party.

13.8.4.

Each Party shall immediately inform the other Party about any problems in applying Clauses 13.8.1. or 13.8.2., including any relevant activities by third parties that could frustrate the purpose of Clause 13.8.1. Each Party shall make available to the other Party information concerning compliance with the obligations under Clauses 13.8.1 . or 13.8.2. within two (2) weeks of the simple request of such information.

14	DATA PROTECTION
14.1.

The Parties shall be responsible for ensuring that the respective data protection provisions are complied with and implemented in accordance with the statutory local requirements. The Parties shall in particular ensure that the requirements of the Applicable Data Protection Laws are observed.

14.2.

In the event that it is required for the Parties to exchange Personal Data, the Parties acknowledge and accept that this cannot be realized without a lawful right (in German: Ermächtigungsgrundlage) pursuant to Applicable Data Protection Laws or the lawful consent of the relevant data subject.

14.3.

In order to assure compliance with a lawful data exchange, including without limitation compliance with the provisions set forth in this Clause 14, the Parties will agree upon a technically compatible data interface, secure data connection as well as a proper data processing process.

15	FORCE MAJEURE
15.1.

Force Majeure Event means any external, unforeseeable, and unavoidable event beyond a Party's reasonable control that prevents or delays the performance of its contractual obligations, including, without limitation:

(a)	acts of God, flood, drought, earthquake or other natural disaster;
(b)	epidemic or pandemic;
(c)	terrorist attack, civil war, civil commotion or riots, war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, or breaking off of diplomatic relations;
(d)	nuclear, chemical or biological contamination or sonic boom;
(e)

any law or any action taken by a government or public authority, including without limitation imposing an export or import restriction, quota or prohibition, or failing to grant a necessary license or consent;

(f)	collapse of buildings, fire, explosion or accident; and
(g)	interruption or failure of utility service.
15.2.

Provided it has complied with clause 15.4, if a Party is prevented, hindered or delayed in or from performing any of its obligations under this Agreement by a Force Majeure Event ("Affected Party"), the Affected Party shall not be in breach of this Agreement or otherwise liable for any such failure or delay in the performance of such obligations. The time for performance of such obligations shall be extended accordingly.

15.3.	The corresponding obligations of the other Party will be suspended, and its time for performance of such obligations extended, to the same extent as those of the Affected Party
15.4.	The Affected Party shall:
(a)

as soon as reasonably practicable after the start of the Force Majeure Event but no later than five (5) days from its start, notify the other Party in writing of the Force Majeure Event, the date on which it started, its likely or potential duration, and the effect of the Force Majeure Event on its ability to perform any of its obligations under this Agreement; and

(b)	use all reasonable endeavors to mitigate the effect of the Force Majeure Event on the performance of its obligations.
15.5.

If the Force Majeure Event prevents, hinders or delays the Affected Party's performance of its obligations for a continuous period of more than twelve (12) weeks, the Party not affected by the Force Majeure Event may terminate this Agreement as the case may be by giving four (4) weeks written notice to the Affected Party.

16	ASSIGNMENT AND OTHER DEALINGS
16.1.	Subject to Clause 16.2 and 16.3, neither Party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Party.

16.2.

Either Party may, after having given prior written notice to the other Party, assign or subcontract any or all of its rights and obligations under this Agreement to an Affiliate that is not a foreign entity of concern, within the meaning of 42 U.S.C. § 18741 and Section V.E (ii) of the U.S. Department of Energy's final interpretative rule Interpretation of Foreign Entity of Concern, 89 Fed. Reg. 37,079 (May 6, 2024) (as either may be later revised or amended). A Party who assigns its rights under this Agreement to an Affiliate shall ensure that such Affiliate assigns such rights back to it or to such other Affiliate as it may nominate immediately before that company ceases to be an Affiliate. A Party who subcontracts the performance of any or all of its obligations under this Agreement to an Affiliate shall immediately resume the performance of such obligations on such company ceasing to be an Affiliate delegate the performance of such obligations to such other Affiliate as it may nominate.

16.3.	[***]
17	NO PARTNERSHIP OR AGENCY
17.1.

Nothing in this Agreement is intended to, or shall be deemed to, establish any Partnership between the Parties, constitute any Party the agent of the other Party, or authorize any Party to make or enter into any commitments for or on behalf of the other Party.

17.2.	Each Party confirms it is acting on its own behalf and not for the benefit of any other person.
18	NOTICES
18.1.

Any notice or other communication given to a Party under or in connection with this Agreement to be given in writing shall be sent to the Party at the address (with a copy to the email address) designated below or as otherwise notified in writing to the other Party from time to time:

POWERCO	FACTORIAL
Name: [***] Address: Industriestraße Nord 38239 Salzgitter, Germany E-Mail: [***] with copy to: Name: [***] Address: Industriestraße Nord 38239 Salzgitter, Germany E-Mail: [***]	Name: [***] Address: 805 Middlesex Turnpike, Billerica MA 01821 E-Mail: [***] with copy to. [***]

18.2.

Any notice given to a Party under or in connection with this Agreement and in case to be delivered in writing shall be delivered by next working day delivery service at its registered office (if a company) or its principal place of business (in any other case).

18.3.	Any notice in writing shall be deemed to have been received:
●	if sent by next working day delivery service, at 5th Business Day after posting or at the time recorded by the delivery service; or
●	if sent by email at the time confirmed by the receiving Party.
18.4.	This Clause 18 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.
19	VARIATION
19.1.	No variation of this Agreement shall be effective unless it is in writing and signed by both Parties.
19.2.

Both Parties shall, at all times remain willing to discuss possible contractual variations that have been prompted by technical or other factors, although neither Party shall have any obligation to agree to any such variation proposed.

20	WAIVERS
20.1.

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

21	RIGHTS AND REMEDIES
21.1.	The rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.
22	GOVERNING LAW AND ARBITRATION
22.1.

Any and all disputes, controversies, or claims arising out of or relating to this Agreement (in all cases, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise), or the existence, breach, termination or invalidity of this Agreement between the Parties, whether arising from this Agreement itself or arising from alleged extra-contractual facts prior to, during or subsequent to this Agreement (including with respect to any alleged breach of confidentiality or infringement of Intellectual Property Rights) (each, a "Dispute"), shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, United States, without reference to that jurisdiction's choice or conflict of laws rules and excluding the UN Convention on the Sale of Goods.

22.2.	Dispute Resolution and Escalation
22.2.1.

Except as otherwise provided in this Agreement, the Parties shall resolve any Dispute under the provisions of this Clause 22 (the "Escalation Process"); provided, that if a Dispute relates to an alleged breach of the Confidentiality Agreement, a Party may submit the Dispute directly to the Executives for resolution by submitting an Escalation to Executive Notice and, if the Executives have not identified a proposed resolution to the Dispute within thirty (30) Business Days, the Parties shall not be required to pursue mediation under Clause 22.2.4 before proceeding to arbitration in accordance with Clause 22.3 and, if applicable, may seek injunctive relief pursuant to Clause 22.4 at any time after such thirty (30)-day period. The Escalation Process, together with the injunctive relief for breaches of the Confidentiality Agreement, shall be the exclusive mechanism for resolving any Dispute that may arise from time to time and is an express condition precedent to binding arbitration of the Dispute.

22.2.2.

A Party shall send written notice to the other Party of any Dispute ("Dispute Notice"). The Parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves. In the event that such Dispute is not resolved within thirty (30) Business Days after one Party delivers the Dispute Notice to the other Party, whether the negotiation sessions take place or not, either Party may, by written notice to the other Party ("Escalation to Executive Notice"), refer such Dispute to the Chief Executive Officer (or their nominated representative) of each Party (each, an “Executive").

22.2.3.

If the Executives cannot resolve the Dispute during the time period ending thirty (30) Business Days after the date of the Escalation to Executive Notice (the last day of such time period, the "Escalation to Mediation Date"), either Party may propose pursuing mediation under Clause 22.2.4

22.2.4.

Subject to Clause 22.2.3, the Parties may, at any time after the Escalation to Mediation Date, submit the Dispute to any mutually agreed-upon neutral mediator. The Parties shall cooperate with one another in seeking to agree on a mediator, but if they are unable to agree on a mediator within ten (10) Business Days, then they shall have a mediator appointed by the International Chamber of Commerce. If and when the Parties agree on the appointment of a mediator, the Parties shall simultaneously submit a position paper to the mediator and each other in accordance with and subject to any directions given by the mediator. The Parties shall cooperate with each other, and the mediator, in scheduling and participating in the remainder of the mediation proceedings. The Parties covenant that they shall use commercially reasonable efforts in participating in the mediation on an expedited basis. The Parties agree that the mediator's fees and expenses and the costs incidental to the mediation shall be shared equally between the Parties, and each Party shall bear the fees and expenses of its own advisors.

22.2.5.

The Parties further agree that all offers, promises, conduct, and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts, and attorneys, and by the mediator and any employees of the external advisor, are confidential, privileged, and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation.

22.2.6.

If the Parties cannot resolve any Dispute for any reason, including the failure of either Party to agree to enter into mediation, the appointment of a mediator or any settlement proposed by the mediator, within thirty (30) days after the Escalation to Mediation Date, either Party may commence binding arbitration in accordance with Clause 22.3.

22.3.

Any Dispute not resolved pursuant to the Escalation Process shall be finally settled by binding arbitration under ICC Rules by three (3) arbitrators, who shall be nominated jointly by the Parties within thirty (30) days of receipt of the request for arbitration. The legal place, or seat of the arbitration, shall be London, UK. The language to be used in the arbitration shall be English; evidence may also be provided in German with English translation provided at the expense of the producing party. No discovery shall be permitted in the arbitration proceedings, and the Parties hereby waive any and all rights to seek or obtain discovery. Any situation not expressly covered by this Agreement shall be decided in accordance with the ICC Rules. Judgment on the award may be entered in any court having jurisdiction thereof. In any such arbitration, either Party may argue that the essential purpose of this Agreement has been frustrated and, as such, the arbitrators may be entitled to determine that this Agreement should be terminated.

22.4.	Injunctive Relief. Nothing in Clauses 22.2 or 22.3 shall prevent either Party from applying to a court or tribunal of competent jurisdiction to seek an injunction.
23	SEVERANCE
23.1.

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause 23 shall not affect the validity and enforceability of the rest of this Agreement.

23.2.

If one Party gives notice to the other of the possibility that any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

24	ENTIRE AGREEMENT
24.1.

This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

25	SURVIVAL
25.1.

Any provision of this Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.

25.2.

Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination or expiry.

26	SCHEDULES

The following Schedules are part of this Agreement:

-     Schedule 1 — Specifications

-     Schedule 2 — Milestone Schedule

-     Schedule 3 — Code of Conduct

REMAINDER OF PAGE LEFT BLANK INTENTIONALLY, SIGNATURES APPEAR ON NEXT PAGE

For acceptance on behalf of PowerCo:

Date:19.12.2025	Date:

/s/ Heinzwilli Vassen	/s/ Alexander Schmitt
(Signature)	(Signature)

Heinzwilli Vassen	Alexander Schmitt
(Full Name)	(Full Name)

Chief Technology Officer	Chief Procurement Officer
(Title)	(CTO)	(Title)	(CPO)

For acceptance on behalf of Factorial:

Date: 02.02.2026		Date:

/s/ Siyu Huang
(Signature)		(Signature)

Siyu Huang
(Full Name)		(Full Name)

Chief Executive Officer
(Title):	(CEO)	(Title)

Schedule 1 — Specifications

[***]

Schedule 2 - Milestone Schedule

[***]

Schedule 3 — Code of Conduct

[***]